FOR IMMEDIATE RELEASE                                       MONDAY, MAY 5, 2003
                                                                (No.2003-05-07)


                  CARMANAH LAUNCHES INTO EUROPEAN UNION WITH
                       NEW SOLAR BUS STOPS AND SHELTERS


VICTORIA, BRITISH COLUMBIA, CANADA - May 5, 2003 - Carmanah Technologies Corporation (TSX VE: CMH) will celebrate the worldwide launch of its new i-SHELTER{trademark} solar-powered illuminated bus shelter at the UITP Mobility & City Transport Exhibition in Madrid, Spain, May 5-8, 2003. The international event will also mark the move of Carmanah's successful i-STOP{trademark} solar-powered, illuminated bus stop beyond North America into Europe's multibillion-dollar transit market.

"We are excited to use this conference of the world's largest urban and regional transport exhibition as our launching pad to Europe," said Carmanah CEO Art Aylesworth. "Proportionally, bus travel in the EU is more than twice as important as it is in North America, and we have already found this market to be very receptive to our 'green' products."

The i-SHELTER{trademark} is an new, innovative solution for bus stop lighting: a completely self-contained, solar-powered bus shelter. The i-STOP{trademark} bus stop has been installed in hundreds of locations continent-wide since its introduction to North America in September 2002. The i-STOP{trademark} includes an illuminated bus schedule, an overhead security light and a user-activated flashing beacon to notify bus drivers when a stop is required.

Both the i-SHELTER{trademark} and i-STOP{trademark} use ultra-long-lasting LEDs (light-emitting diodes) with solar power as an alternative energy source. They are designed to operate autonomously with zero operational expenses for up to five years, at which point only the fully-recyclable battery pack requires replacement. Due to their unique design, the i-SHELTER{trademark} and i-STOP{trademark} can be installed easily with no digging, wiring or external electrical connections, eliminating traffic delays and disruptions to local power sources or street aesthetics.

"The E.U.'s trillion dollar annual transportation market has consistently outpaced economic growth and we expect transit to grow even faster. We already see this technology taking off in Central London, where proceeds from a new city entry toll on cars are being used to expand bus services by 40 percent. The E.U. is a fertile economic environment for Carmanah to build on its North American transit success" said Carmanah V. P. Mike Ball.

Organized by the Brussels-based International  Association  of Public Transport
(UITP), the Mobility & City Transport Exhibition will be held in conjunction with the 55th biennial UITP World Congress and is expected to draw 20,000 attendees from more than 80 countries. Carmanah's products for the European market, including the i-SHELTER{trademark} and i-STOP{trademark}, will be on display at booth "9d610" at Madrid's Juan Carlos I Exhibition Centre, May 5 - 8, 2003.

ABOUT CARMANAH TECHNOLOGIES INC.

Carmanah is an award winning alternative energy manufacturer specializing in patented solar-powered LED lighting solutions for the marine, transit, roadway, railway, mining and aviation markets. The company has more than 50,000 units installed in 110 countries. The shares of Carmanah Technologies Corporation (parent company) are publicly traded on the TSX Venture Exchange under the symbol "CMH" and on the Berlin and Frankfurt Stock Exchanges under the symbol "QCX". For more information, please visit www.carmanah.com.


On Behalf of the Board of Directors,
CARMANAH TECHNOLOGIES CORPORATION

" Praveen Varshney "

PRAVEEN VARSHNEY, DIRECTOR


For further information, please contact:

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INVESTOR RELATIONS:            MEDIA:
Mr. Praveen Varshney, Director Mr. David Davies
Tel:  (604) 629-0264           Tel:  (250) 382-4332
Toll-Free:  1-866-629-0264     ddavies@carmanah.com
investors@carmanah.com
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This  release  contains  forward-looking statements within the meaning  of  the
"safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are described under the caption "Note Regarding Forward-looking Statements" and "Key Information - Risk Factors" and elsewhere in our Annual Report for the fiscal year ended December 31, 2001, as filed with the U.S. Securities and Exchange Commission and which are incorporated herein by reference. These risks and uncertainties are also described under the caption "Risk Factors" in our Annual Information Form dated December 31, 2001, as filed with the British Columbia Securities Commission and which are incorporated herein by reference. We do not assume any obligation to update the forward-looking information contained in this press release.


         SUITE 1304-925 WEST GEORGIA ST., VANCOUVER, BC, CANADA   V6C 3L2
                  PHONE (604) 629-0264 TOLL FREE 1-866-629-0264
               FAX (604) 682-4768   E-MAIL: INVESTORS@CARMANAH.COM